Consent of Ernst & Young LLP

Rio Narcea Gold Mines, Ltd.

Form 40-F

We consent to the use of our report dated March 31, 2004, relating to the consolidated balance sheets of Rio Narcea Gold Mines, Ltd. (the “Company”) as at December 31, 2003 and 2002 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2003, included in this Annual Report on Form 40-F of the Company for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chartered Accountants

Toronto, Ontario Canada

March 31, 2004